Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

FILES NON-BINDING APPLICATION FOR

PARTICIPATION IN THE CAPITAL PURCHASE PROGRAM

TOMS RIVER, NEW JERSEY, November 17, 2008…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, announced today that it has voluntarily filed a non-binding application with the United States Department of the Treasury, to participate in the Treasury’s Capital Purchase Program (the “Program”).

Under the Program, if OceanFirst’s application is approved as submitted, the Company could receive up to $38.3 million in capital from the Department of the Treasury in exchange for the issuance of shares of senior preferred stock and warrants for shares of common stock. Although no assurance can be made that the Treasury will approve the Company’s application, if approved, the Company’s decision to ultimately participate in the Program will be subject to a review and approval by the Company of the final terms and conditions.

CEO John R. Garbarino commented on the application, “Although the Company’s subsidiary is a healthy and well-capitalized Community Bank, filing this application for participation in the Program, prior to the deadline established by the Treasury, preserves our continuing option relative to participation. Our Board recognizes our responsibility to thoroughly evaluate the ramifications associated with our voluntary participation in the Program on both the Company and the Bank, as well as on our shareholders, customers and employees. We will give final consideration to participation in the Program as further details continue to emerge from Treasury.”

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $1.9 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.